99 CENTS ONLY STORES(R) REPORTS EARNINGS PER SHARE OF $.12 FOR THE FOURTH QUARTER ENDED DECEMBER 31, 2004, AND $.39 FOR 2004.

     CITY OF COMMERCE, CA - June 29, 2005 -- 99 Cents Only Stores(R) (NYSE:NDN -
News) reports unaudited fourth quarter 2004 diluted earnings per share of $0.12 on net income of $8.7 million compared to fourth quarter unaudited 2003 restated diluted earnings per share of $0.21 on net income of $15.3 million. Diluted earnings per share for the year 2004 was $0.39 on net income of $27.8 million compared to 2003 restated diluted earnings per share of $0.81 on net income of $58.7 million.

     As the Company has previously announced, in response to views expressed by the Chief Accountant of the Securities and Exchange Commission ("SEC") in a February 7, 2005 letter to the American Institute of Certified Public
Accountants, the Company will be restating its financial statements for 2002, 2003, and the first three quarters of 2004 for its accounting for operating lease rent holidays and for leasehold improvements funded by landlord incentives or allowances under operating leases (tenant improvement allowances). In addition, as previously reported, the Company has completed its analysis of useful lives used to depreciate certain building and leasehold improvements, and has determined that a restatement of these prior period financial statements is required to reflect adjustments to these useful lives to periods longer than initially assigned in order to properly reflect the economic lives of these assets. This adjustment to the useful lives will result in a restatement of accumulated depreciation and depreciation expense for 2002, 2003, and the first three quarters of 2004.

     The net impact, after-tax, of these restatements will be to increase previously reported net income in 2002 and 2003 by $1.8 million and $2.2 million, respectively, and to increase previously reported net income for the first three quarters of 2004 by $0.9 million, $0.9 million, and $0.8 million, respectively. The net effect of these restatements will be to increase previously reported net income for the nine months ended September 30, 2004 by $2.6 million and increase diluted earnings per share by $0.04.

     Eric Schiffer, CEO of the Company said, "We are pleased to get these restatement issues, which resulted in an increase to earnings for all prior periods, behind us. However, earnings per share for the fourth quarter of 2004 was negatively impacted by several factors, including a $10.1 million addition to our California workers' compensation reserve due to an actuarial adjustment, and the continued lower than expected sales volume in our Texas stores. In the second quarter of 2005, we took what we believe are significant steps intended to help control our California workers' compensation costs, including hiring an experienced Director of Risk Management and switching third party workers' compensation claims administrators. In 2004, all stores, excluding Texas, open for a full year averaged sales of $4.8 million per store, while Texas stores averaged $2.2 million. Average sales per sellable square foot for all stores, excluding Texas, averaged $293 while Texas averaged $101. One of our highest 2005 priorities is improving the performance of our Texas stores."

     Retail sales for the fourth quarter of 2004 were $255.1 million, an increase of $19.1 million, or 8.1%, from the fourth quarter of 2003. Total 2004 fourth quarter sales including wholesale sales were $265.9 million, an increase of $18.4 million, or 7.5%, from the fourth quarter of 2003. The increase in retail sales is primarily due to the increase in the number of stores.

     The fourth quarter 2004 total gross margin was 41.0%, compared to 40.7% for the fourth quarter of 2003. Retail gross margin for the fourth quarter of 2004 was 41.9%, compared to 41.7% for the fourth quarter of 2003.

     Operating expenses, including depreciation, for the fourth quarter of 2004 were $98.9 million, an increase of $22.0 million, or 28.6%, from the fourth quarter of 2003. The increase is primarily due to higher store operating costs (mainly labor and occupancy) as a result of the increase in the number of stores, an increase of $4.8 million in California self-insured workers' compensation expense, an increase in distribution and transportation costs of $2.6 million, and increased external auditor and professional fees, including Sarbanes Oxley compliance efforts, of $1.0 million.

     Net income in the fourth quarter of 2004 was $8.7 million, a decrease of $6.7 million, or 43.5%, compared to the fourth quarter of 2003. The decrease is due primarily to operating expenses, including those discussed above, increasing proportionately more than revenues.

     Retail sales for 2004 were $929.9 million, an increase of $113.5, or 13.9%, from 2003. Total 2004 sales including wholesale were $972.2 million, an increase of $109.7, or 12.7%, from 2003. For all 99 Cents Only Stores, including Texas stores, open all of 2004, the average net sales per sellable square foot was $270 and the average net sales per store was $4.6 million.

     Retail gross margin for 2004 was 39.9% compared to 41.2% in 2003. The total 2004 gross margin was 39.0% compared to 40.1% in 2003. The retail gross margin declined primarily due to an increase in average product cost resulting from a shift in product mix, and an increase in shrinkage/spoilage as a result of the Company's expanded offerings of fresh produce.

     Operating expenses, including depreciation, for 2004 were $340.5 million, an increase of $85.7 million, or 33.6%, from 2003. The increase is primarily due to higher store operating costs (mainly labor and occupancy) as a result of an increase in the number of stores, increased distribution and transportation costs of $12.6 million, increased legal costs of $8.3 million (which includes a settlement payment of $4.9 million related to a previously disclosed class action lawsuit involving overtime and other wage and hour claims), an increase in the Company's California self-insured workers' compensation expense of $11.2 million, increased advertising costs of $1.8 million, and increased external auditor and professional fees, including external costs for Sarbanes-Oxley compliance efforts, of $2.1 million.

     Net income for 2004 was $27.8 million, a decrease of $30.9 million, or 52.6%, from 2003 net income of $58.7 million. The decrease is due primarily to a decline in the gross margin, in addition to operating expenses, including those discussed above, increasing proportionately more than revenues.

SARBANES-OXLEY STATUS
---------------------

     Management has substantially completed its assessment of the internal controls over financial reporting for the year ended December 31, 2004. Based on the work performed on the internal controls, management did not complete the necessary testing of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, and therefore, the Company's independent registered public accounting firm was unable to complete its audit of management's assessment. In addition, as a result of its internal review, management has identified certain material weaknesses as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2, including material weaknesses related to: (i) the identification, evaluation, design, documentation and application of accounting policies and procedures, (ii) management information systems and technology, (iii) the preparation of account analyses, account summaries, and account reconciliations, (iv) merchandise inventory management and costs, (v) property and equipment management and recording and classification of property and equipment, and (vi) several material weaknesses related to the control environment. Consequently, management has concluded that the Company's internal control over financial reporting was ineffective as of December 31, 2004. As a result, the Company has been advised by its independent registered public accounting firm that it will disclaim an opinion on management's assessment because of the scope limitation and express an adverse opinion on the effectiveness of internal control over financial reporting as of December 31, 2004 because of material weaknesses. The Company is actively addressing the material weaknesses identified by its review. Management's report on the Company's internal control over financial reporting and a summary of the Company's remediation plans will be included in the Form 10-K.


2005 AND BEYOND
---------------

     Eric Schiffer, CEO of the Company said, "Our team has five primary objectives to accomplish during 2005. They are to strengthen our financial and management controls in order to comply with all aspects of the Sarbanes-Oxley Act, increase store shelf in-stock positions, improve our Texas store performance, complete implementation of our HighJump warehouse management system in California for major functional areas, and begin implementation of a company-wide merchandising system."

     The Company has slowed its store opening growth rate in 2005 to approximately 5%, which is significantly below its historical growth. This was done to help allow the Company to focus on its five primary objectives and to implement additional improvements in its systems infrastructure, business processes, and internal controls to help enable the Company to support its existing stores and to establish a foundation for future accelerated growth. It is anticipated that these improvement efforts will continue into 2006. The Company plans to increase its store opening growth rate to approximately 10% in 2006. In 2007, the Company plans to accelerate the store opening growth rate to 15-20%. After 2007, the Company currently plans to continue to open stores at a 15-20% growth rate as it expands into new markets as part of its strategy to become one of the nation's premier deep-discount retailers.

     Eric Schiffer said, "We anticipate growth to come primarily from opening new stores in existing markets in 2005 and 2006, and thereafter by also expanding into new markets. For the remainder of 2005, we do not currently plan to open additional stores in Texas as we analyses further our Texas store operations. We believe that there is potential for continued growth in Texas, and are presently determining the best strategy to maximize our operating results and growth potential in that market.

     We are also focused on building and strengthening our management team. Our Company is pleased to announce the hiring of an experienced retail human resources executive, Delores Gilmore, as Vice President of Human Resources. We are committed to hiring a highly qualified Chief Financial Officer, and the search firm of Spencer Stuart is actively engaged in this effort. In the interim, our Company has retained Jeff Kniffin, an experienced financial executive as interim Chief Financial Officer. Additionally, our Company has recently hired experienced executives and managers to strengthen its supply chain, information technology, and finance functions.

     We believe our retail format and strategy continue to be very viable with significant expansion opportunities in the western United States and beyond, and that the 2004 earnings downturn from 2003 is due in significant part to our Company outgrowing its systems and management infrastructure and business processes. These issues, together with other factors, including the lower than expected Texas store sales, have resulted in operating expenses increasing faster than revenues. Our team is focused on addressing these issues.

     Our Company remains profitable and debt free with a strong cash position, and was profitable in the first quarter of 2005. We continue to focus our management team on improving overall execution while building a foundation to support future growth. We look forward to discussing the results of our operations and our primary objectives, as well as merchandising and systems initiatives on our earnings call today."

     The Company expects to file its 2004 Form 10-K within a few weeks of this earnings release. The Company plans to announce its earnings for the first quarter of 2005 by early August, after its independent registered public accounting firm completes its first quarter review, and file its 2005 first quarter Form 10-Q shortly thereafter. The Company plans to announce its sales for the second quarter of 2005 on Friday, July 8, announce its second quarter earnings by early September, and file its 2005 second quarter Form 10-Q shortly thereafter. It is the Company's policy to have it's independent registered public accounting firm complete its limited quarterly review procedures prior to releasing quarterly results, and therefore additional time may be needed which could delay these earnings release dates.

     A conference call to discuss this earnings release is scheduled for today, June 30, 2005 at 11:00 A.M. Pacific Time. If you would like to participate in this conference call, please phone the Link conference call operator at 1-206-315-1857 about nine minutes before the call is scheduled to begin. A recorded version of the call will be made available about four hours after completion of the call and will remain on-line for 7 days. To access the recorded version, dial 1-913-383-5767, PASSCODE: 4071

     99 Cents Only Stores, the nation's oldest existing one-price retailer, operates 224 retail stores in California, Texas, Arizona and Nevada and a wholesale division called Bargain Wholesale. The Company's newest store will open today Thursday June 30, in Pomona, California. 99 Cents Only Stores emphasizes name-brand consumables priced at an excellent value in attractively merchandised stores, where nothing is ever over 99 cents.


     We have included statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of 99 Cents Only Stores (the "Company"), its directors or officers with respect to, among other things, (a) trends affecting the financial condition or results of operations of the Company, (b) the business and growth strategies of the Company, and (c) the status of the Company's Sarbanes Oxley compliance efforts and filings with the Securities and Exchange Commission. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section - "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

                                                    99 CENTS ONLY STORES
                                              CONSOLIDATED STATEMENTS OF INCOME
                                       (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                         (UNAUDITED)

                                              THREE MONTHS ENDED DECEMBER 31            TWELVE MONTHS ENDED DECEMBER 31

                                                 2004                2003                2004 (A)               2003
                                         --------------------  ------------------  --------------------  -------------------
                                                                 (AS RESTATED)                              (AS RESTATED)
                                                               ------------------
Net sales:
    99 Cents Only Stores                 $255,089       95.9%  $236,016     95.4%  $929,896       95.7%  $ 816,348     94.7%
    Bargain Wholesale                      10,823        4.1%    11,452      4.6%    42,277        4.3%     46,112      5.3%
                                         --------  ----------  --------  --------  --------  ----------  ---------  --------
      Total Sales                         265,912      100.0%   247,468    100.0%   972,173      100.0%    862,460    100.0%
Cost of sales                             156,816       59.0%   146,772     59.3%   592,575       61.0%    516,686     59.9%
                                         --------  ----------  --------  --------  --------  ----------  ---------  --------
    Gross profit                          109,096       41.0%   100,696     40.7%   379,598       39.0%    345,774     40.1%
Selling, general and administrative
      Operating expenses                   90,692       34.1%    71,252     28.8%   312,263       32.1%    235,428     27.3%
      Depreciation & amortization           8,164        3.1%     5,636      2.3%    28,246        2.9%     19,391      2.2%
                                         --------  ----------  --------  --------  --------  ----------  ---------  --------
Total selling, general & administrative    98,856       37.2%    76,888     31.1%   340,509       35.0%    254,819     29.5%
                                         --------  ----------  --------  --------  --------  ----------  ---------  --------
      Operating income                     10,240        3.8%    23,808      9.6%    39,089        4.0%     90,955     10.6%

Interest & other income (expense) net         601        0.2%       822      0.3%     3,263        0.3%      4,457      0.5%

 Income before income tax provision        10,841        4.0%    24,630      9.9%    42,352        4.3%     95,412     11.1%
 Provision for income taxes                 2,183        0.8%     9,314      3.8%    14,521        1.5%     36,710      4.3%
                                         --------              --------  --------  --------  ----------  ---------  --------
 Net income                              $  8,658        3.2%  $ 15,316      6.1%  $ 27,831        2.8%  $  58,702      6.8%
                                         ========  ==========  ========  ========  ========  ==========  =========  ========


 Basic earnings per share                $   0.12              $   0.21            $   0.39              $    0.82
                                         ========              ========            ========              =========


Diluted  earnings per share              $   0.12              $   0.21            $   0.39              $    0.81
                                         ========              ========            ========              =========

Weighted average number of
   Common shares outstanding:
    Basic                                  69,507                72,044              70,627                 71,348
    Diluted                                69,768                72,779              71,016                 72,412

                              99 CENTS ONLY STORES
                           CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                  DECEMBER 31,    DECEMBER 31,
                                                      2004            2003
                                                  -------------  --------------
                                                                 (AS RESTATED)
                                                                 --------------
ASSETS:
Cash and cash equivalents                         $         884  $          318
Short-term investments                                   92,645         145,670
Accounts receivables, net                                 3,463           2,245
Income tax receivable                                         -             841
Deferred income tax                                      28,845          16,780
Inventories                                             155,836         107,409
Other current assets                                      5,946           2,717
                                                  -----------------------------
      Total current assets                              287,619         275,980

Property and equipment, net                             247,919         217,768

Long-term investments                                    50,764          52,789

Other assets                                             13,902          17,177

                                                  -----------------------------
      Total assets                                $     600,204  $      563,714
                                                  =============  ==============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable                                  $      39,094  $       27,903
Accrued expenses                                         22,131          12,963
Workers' compensation                                    36,445          16,319
Income tax payable                                        2,495               -
Current portion of capitalized lease                         37              40
                                                  -----------------------------
      Total current liabilities                         100,202          57,225

Deferred rent                                             8,097           5,868
Deferred compensation                                     2,847           2,114
Capitalized lease obligation                                774           1,553
                                                  -------------  --------------
      Total non-current liabilities                      11,718           9,535

Shareholders' equity                                    488,284         496,954
                                                  -----------------------------


      Total liabilities and shareholders' equity  $     600,204  $      563,714
                                                  =============  ==============


   A.  The first three quarters for 2004 have been restated for the adjustments discussed above.

NOTE TO EDITORS: 99 CENTS ONLY STORES(R) NEWS RELEASES AND INFORMATION AVAILABLE
                        ON THE INTERNET AT WWW.99ONLY.COM
   CONTACT: 99 Cents Only Stores(R), City of Commerce, California, Jeff Kniffin,
                         CFO, 323/881-1239 --99 Cents--